ROSETTA RESOURCES OBJECTS TO CALPINE CORPORATION’S MOTION TO APPROVE STIPULATION EXTENDING TIME TO ASSUME OIL AND GAS LEASES WITH THE UNITED STATES

Houston, Texas, November 3, 2006 (MARKET WIRE via COMTEX News Network) - Rosetta Resources Inc. (NASDAQ:ROSE) today announced that on October 27, 2006, it filed a limited objection with the United States Bankruptcy Court for the Southern District of New York to a motion filed by Calpine Corporation seeking to approve a stipulation with the Department of Justice to further extend to January 31, 2007, the date by which Calpine Corporation must obtain an order of the court to allow it to assume certain oil and gas leases issued by the United States (the “MMS Stipulation”). Calpine is required to assume these leases to avoid losing any interests it may possess in them under applicable provisions of the Bankruptcy Code. Rosetta asserts that, although these leases were fully conveyed to it by Calpine prior to the commencement of its bankruptcy case, if it is later determined that Calpine owns any interests in the leases, it is in Rosetta's interest for Calpine to take these steps to preserve its ability to thereafter convey these leases to Rosetta at such time as Calpine determines or is required to perform its remaining obligations under the July 7, 2005 purchase agreement by which Rosetta acquired Calpine's oil and gas production business.

Rosetta’s objection requests that the Court order that the approval of the proposed stipulation is without prejudice to Rosetta’s interests in these leases, including Rosetta’s assertion that it now owns these properties, and that the United States be required to seek further approval of the Court, with notice to both Calpine and Rosetta, before taking any action with respect to Rosetta’s asserted interest in these leases as a result of Calpine’s continuing non-performance. A hearing on Calpine’s motion and Rosetta’s limited objection was originally set for November 15, 2006.

On October 30, 2006, the Bankruptcy Court mistakenly entered an order approving the MMS Stipulation before considering Rosetta’s objection. Both Rosetta and Calpine have agreed, and have advised the Court, that unless they agree on provisions of a new order approving the MMS Stipulation providing that such approval is without prejudice to, and will not affect, Rosetta’s asserted interest in the MMS Oil and Gas Leases, the Bankruptcy Court will conduct a hearing with respect to the proposed MMS Stipulation and Rosetta’s objection as originally scheduled on November 15, 2006. Rosetta is also seeking language in such order clarifying that the United States will not take any action with respect to Rosetta’s asserted rights and interests in and to the MMS Oil and Gas Leases without further order of the Court.

On November 1, 2006, Calpine filed a similar pleading seeking Bankruptcy Court approval of a proposed stipulation with the California State Lands Commission (“CSLC”) to further extend from November 15, 2006 to January 31, 2007, the date by which Calpine must obtain an order of the court to allow it to assume any interests it continues to own, if any, in the oil and gas leases issued by the State of California. Rosetta intends to take any and all action to ensure its rights are fully protected, including seeking modification of this stipulation to reserve all of Rosetta’s rights.

As previously reported on July 14, 2006, in response to Rosetta’s, the Department of Justice’s and the CSLC’s objections to Calpine Corporation’s original motion to assume certain oil and gas leases (the “Motion”), Calpine withdrew from the list of oil and gas leases that were the subject of the Motion those leases issued by the United States and the State of California. Calpine entered into an agreement with both the Department of Justice and the CSLC to extend to November 15, 2006, the existing deadline to assume their respective oil and gas leases under Section 365 of the Bankruptcy Code, to the extent such oil and gas leases constitute leases within the meaning of Section 365.

In its new objection, Rosetta asserts that the leases with the United States described in Calpine Corporation’s proposed stipulation were fully transferred and conveyed to Rosetta in July 2005, as required by certain sale agreements pursuant to which Rosetta purchased substantially all of Calpine Corporation’s oil and gas exploration and production business. As a result, Rosetta’s objection states that the United States leases are not property of Calpine Corporation’s bankruptcy estate. Rosetta further contends in its objection that oil and gas leases, like the United States’ leases described in the proposed stipulation, are not “unexpired leases” subject to assumption or rejection under the Bankruptcy Code and, therefore, that the stipulation is unnecessary to preserve Calpine’s interest in these properties even if the United States leases are property of Calpine’s bankruptcy estate notwithstanding their July 2005 sale to Rosetta. Finally, Rosetta’s limited objection raises concerns regarding Calpine Corporation’s ability and willingness to perform its limited continuing obligations under the leases and the risks posed to both Rosetta and Calpine’s bankruptcy estate as a result of Calpine’s continuing failure to comply with these ongoing obligations. Rosetta points out to the Court that despite Calpine’s prior transfer of the United States leases to Rosetta, the United States may continue to look to Calpine for performance of various obligations as to certain of these leases until Calpine completes certain ministerial acts regarding these properties.

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

Forward-Looking Statements: All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Rosetta assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

SOURCE: Rosetta Resources Inc.

Contact:
Michael J. Rosinski
Executive Vice President
& Chief Financial Officer
Direct: (713) 335-4037
Email: mrosinski@rosettaresources.com